Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Bob J. Labick –  President, CJS Securities, Inc.
Olivia Tong – Analyst, Bank of America Merrill Lynch
Frank Camma – Analyst, Sidoti & Co. LLC
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings. Welcome to the Helen of Troy Second Quarter 2020 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note this conference is being recorded.
I will now turn the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. Thank you. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy's second quarter fiscal 2020 earnings conference call. The agenda for the call this morning is as follows: I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives, then Mr. Brian Grass, the company's CFO, will review the financials in more detail and comment on the company's outlook for fiscal 2020. Following this, Mr. Mininberg and Mr. Grass will take your questions you have for us today.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.
This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.
Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's homepage and then the News tab. I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack, and good morning, everyone. Thank you for joining us today. Before discussing our business, I'd like to extend my gratitude for the outreach and concern that many of you offered after the mass shooting in El Paso in August. While the city is still mourning, we are very proud of its resilience and how the citizens and leaders from El Paso and across the nation came together to support victims and their families in the face of senseless and hateful violence.
I am also proud that Helen of Troy as a company and so many of our associates around the world stepped up immediately, emotionally, financially and with their time, to help the victims and their families and to support the community we are proud to call home for over 50 years.
Now, turning to a discussion of our business performance in the second quarter of fiscal 2020, this morning, we reported another healthy quarter which featured a 5.7% increase in our core business sales against a very strong year-ago comparison, and an increase in adjusted diluted EPS of 13.1%. Our quarterly results featured benefits from a diversified portfolio of brands, margin expansion beyond improving our mix, disciplined incremental investment spending, and operating efficiency within our business units and also in our shared service platforms. The results underscore the flywheel effect from continuing to execute the strategies underlying Phase II of our transformation plan.
Our sales growth was led by an online increase of approximately 25%, product innovation, and growth in international sales. Online sales represented approximately 24% of our total sales in the quarter. The overall strong result for the company featured 3.8% growth in Leadership Brands, driven by substantial growth in Housewares which more than offset the difficult comparison for the Health & Home Leadership Brands that grew 22.3% in the same period last year.
Beyond our Leadership Brands, we are especially pleased with the performance of our Beauty appliance business, which we believe is now on pace to deliver a third consecutive year of growth behind meaningful consumer-centric innovations. For the first half of the fiscal year, total net sales grew by 5.6%. Sales through the online channel increased by 26% to represent approximately 23% of our total fiscal year-to-date sales. This accomplishment was fueled by our incremental digital growth investments.
Leadership Brand sales are up 5.5% year-to-date and adjusted diluted EPS increased by 11.7% for the first half of the fiscal year. These operating results give us fuel to further invest behind attractive opportunities for the balance of the year, while raising our revenue and EPS outlook for the full fiscal year.
As outlined during our recent Investor Day, Phase II builds on the accomplishments of Phase I by focusing on eight core strategic priorities. With a focus on executing our strategic - our strategies of doubling down on international and accelerating shared service excellence, we are pleased to announce that we are adding new senior leadership internationally and in IT. To help achieve our international growth goals for all three of the company segments, we are delighted that Nicolas Lanus is joining Helen of Troy in the newly created role of International President. He will serve on our global leadership team and report directly to me.
Nicolas will be located in Europe, focusing primarily on our business and expansion plans in EMEA and Asia Pacific. He will work with the business unit presidents and shared service leaders as he designs and implements next-level capabilities in our chosen markets across categories, countries and channels.
Nicolas brings the perfect combination of international and consumer products industry experience. In his more than 20 years in the consumer products industry, he has led major businesses in EMEA, Asia Pacific and Latin America and spent significant time living and working in these regions. He has proven himself in progressively senior roles in strategy, execution, P&L responsibility, building and managing organizations, and working with corporate leadership teams.
Additionally, as we implement the Phase II Strategic Choice of accelerating shared service excellence, I am pleased to announce that Harish Ramani joined Helen of Troy as Chief Information Officer this past August. Harish will be located in El Paso, will also join the company's Global Leadership Team and will report directly to me. Harish has been - has deep experience as a CIO at several large multinational public companies where he played a crucial role in transformations; working across business units, brands and regions; and building top quality IT organizations. Both Nicolas and Harish are the right additions to our leadership team and come at just the right time for Helen of Troy's Phase II transformation.
Shifting now to our business units, sales growth in the quarter was led by our Housewares segment which increased net sales by over 22%.Housewares grew in brick-and-mortar, online and internationally as we gained distribution, launched new products and benefited from very strong point of sale and store traffic at key retailers. Dinnerware (sic) [Drinkware] and food storage were standout categories across the business segment during the quarter.
Hydro Flask's popularity continues to climb with outdoor enthusiasts and retailers alike. During the quarter, the brand added further to its leading market position and continued to be a significant contributor to the high-performance insulated beverage bottle category. We made even more strides growing sales in the US, particularly the East and also internationally. We also grew sales in brick-and-mortar, online, and with new products including products that take Hydro Flask beyond the bottle. We are seeing strong point of sale results as well as inventory replenishment orders that are in line with the robust sell-through rates for those customers where we have visibility. Additional drivers this quarter were Hydro Flask back-to-school purchases, back-to-campus sales across the collegiate channel, and growing popularity among younger consumers in both online and outdoor retailers.
In Health & Home, we experienced just over a 9% decline in core business net sales, which was slightly below our plan as we faced a particularly strong comparison in which the segment grew 20.3% in the last period - same period last year.
If you recall, in the summer of 2018, the segment benefited from a confluence of business drivers including a US heat wave, some of the largest West Coast wildfires on record, new shelf placements in seasonal categories, and inventory replenishment following the strong prior cold and flu season.
Stepping back to look at the segment's longer-term track record, net sales in the second quarter of fiscal 2020 were 8.7% greater than two years ago in the second quarter of fiscal year 2018. Over the past four years ending fiscal 2019, the segment has grown at a healthy compound annual growth rate of 3.4%. We continue to be excited about Health & Home's prospects behind product innovations like the ones showcased at our recent Investor Day, commercial innovation, and its international expansion plans. We expect Health & Home to return to growth in the second half of this fiscal year.
In Beauty, Consumer-centric appliance innovation continues to lead the segment, driving Beauty core business sales growth of 9.3% during the quarter. Beauty grew both domestically and internationally. We are pleased to now project growth for Beauty in our revised fiscal 2020 outlook introduced today. Leading that growth is Beauty appliances, which have been growing share in both brick-and-mortar and online as the appeal of our Revlon Volumizer continues to build, earning over 10,500 online reviews with an average rating of 4.3 stars out of 5.
Strong consumer and retail demand continue to be above expectations during the quarter. This high demand contributed to higher logistics costs and lower operating efficiency in Beauty. We expect short-term compression of Beauty segment margins as we increase our supply chain throughput and return to peak operating efficiency. As we look at our long-term trajectory in Beauty appliances, we are hard at work on its pipeline of new products, on international expansion, and our marketing efforts.
Turning to other parts of our Phase II strategy, we are diligently focused on maintaining a strong balance sheet. With our low leverage, we are in a strong position to deploy capital towards accretive acquisition that adds more critical mass to our flywheel or opportunistic share purchases, repurchases. We are also focused on optimizing our cash flow through a combination of improving inventory management, extending our payment terms, and growing our operating earnings.
We are highly focused on managing the complexities of currency volatility, tariffs, rising commodity and logistics costs, intense competition in the marketplace, and continued evolution of the global retail channel landscape. As we have discussed in our prior calls, and Brian will address in his comments, we continue to deploy a variety of levers to mitigate the business impacts of tariffs. I remain confident about the power of our Phase II choices to position our company for continued long-term profitable growth. Additionally, we continue to invest in our associates who come to work with a passion for excellence as we deliver value to consumers and customers, as we deal ethically with suppliers, and as we support our communities. Focusing on delivering for all stakeholders has been a hallmark of Helen of Troy throughout its transformation, and we are proud to continue that work.
I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone. We're pleased with our second quarter results and to be in a position to raise our full-year consolidated outlook. Before discussing the quarter in more detail, I'd like to further discuss the impact of tariffs since I know it is an important topic for many of you as it is for us.
As you probably know, the US announced List 4 tariffs of an additional 15% on a broad range of consumer goods. List 4A became effective on September 1 and List 4B is scheduled to become effective on December 15, absent any new developments. The great majority of increases that will impact our product categories are List 4B tariffs.
Based on the scheduled effective date, we expect minimal impact on our cost of goods sold in fiscal 2020, with most of the impact in fiscal 2021. If ultimately implemented, we anticipate taking the same approach that we've taken in the past. The goal would be to offset the gross profit dollar impact with pricing, cost reductions, supplier consolidation, other sourcing changes, exclusions and other mitigation efforts. We also expect to forward buy some inventory in selected categories during the third quarter in order to defer the impact on our cost of goods sold as long as possible.
I'd also like to briefly explain the various impacts of foreign currency fluctuations that I will be discussing during the call. Average foreign exchange rates were generally unfavorable compared to the same period last year, which negatively impacts the year-over-year comparison of net sales and gross profit. You'll also hear me refer to a favorable impact from foreign currency in SG&A, which primarily relates to the settlement of favorable currency hedges that are intended to offset the impact of unfavorable currency fluctuations on net sales and gross profit.
Turning to review of the quarter, we achieved strong results with adjusted diluted EPS above our expectations, largely due to stronger-than-expected net sales in Housewares and Beauty, partially offset by Health & Home which was slightly below our expectations. EPS also benefited from tariff exclusion refunds received in Q2 related to certain duties paid in prior quarters.
Exclusions were granted for several categories of our goods, primarily concentrated in our Health & Home segment. At this time, exclusions are being granted for a one year period of time. Increased tariffs will become effective for these product categories at the end of that year if the exclusion is not granted again. As such, we believe it prudent to consider the exclusion refunds as one-time in nature.
Furthermore, we expect that much of the refund benefit will be reinvested for the benefit of our brands and our retail customers. We believe that reinvestment is the best way to mitigate any potential declines in consumer demand that may result from tariffs and related consumer price inflation.
Consolidated sales revenue was $414 million, a 5.2% increase over the prior year, driven by a core business increase of 5.7%, reflecting strong demand in Housewares segment, growth in consolidated online sales and increase in appliance sales in the Beauty segment.
Core business growth came on top of 14.2% growth in the same period last year. Sales in the online channel grew approximately 25% year-over-year to comprise approximately 24% of our consolidated net sales in the second quarter.
These factors were partially offset by lower sales in the Health & Home segment, a decline in personal care sales within the Beauty segment, and the unfavorable impact from foreign currency of approximately $1.9 million or 0.5%.
This was a very strong quarter for our Housewares segment which posted a core business increase of 22.4% on top of 19.4% growth in the same period last year. The segment continues to see strong demand for both OXO and Hydro Flask brands online and in-store.
Health & Home core business net sales declined 9.1%, which was slightly below our expectations. The decline reflects an especially difficult comparison to core business growth of 20.3% in the same period last year, the timing of seasonal shipments, less wildfire activity this quarter and net distribution changes year-over-year.
Beauty core business net sales increased 9.3%, primarily due to growth in the appliance category, especially online, and growth in international. These factors were partially offset by a decrease in brick-and-mortar and a decline in personal care.
Consolidated gross profit margin was 43%, compared to 39.4%. The 3.6 percentage point increase is primarily due to a higher mix of Housewares revenue at a higher overall gross profit margin, the benefit of tariff exclusion refunds I mentioned earlier, and a lower mix of shipments made on a direct import basis.
These factors were partially offset by the net margin dilutive impact from tariffs and related pricing actions, unfavorable foreign currency, a lower mix of personal care sales, and higher inbound freight to meet high demand in Beauty appliances.
SG&A was 29.8% of net sales, compared to 26.3%. The 3.5 percentage point increase is primarily due to higher incentive compensation expense related to short and long-term performance, the unfavorable impact of a lower mix of shipments made on a direct import basis, higher outbound freight expense, higher advertising and new product development expense, and higher amortization expense.
These factors were partially offset by the impact from tariff-related pricing actions taken with retail customers, greater operating leverage, and the favorable impact from foreign currency hedges.
GAAP operating income grew to $54.5 million or 13.2% of net sales. This compares to $50.7 million or 12.9% of net sales in the same period last year. Consolidated adjusted operating income increased 10.4% to $65.8 million or 15.9% of net sales, compared to $59.6 million or 15.1% of net sales in the same period last year.

Housewares adjusted operating margin was flat at 22.4%. The quarter benefited from the more favorable product and channel mix and greater operating leverage. These factors were offset by higher incentive compensation expense, higher new product development expense, and higher freight and distribution center expense to support integration activity and higher retail and direct to consumer demand.
Health & Home adjusted operating margin was 11.2% compared to 10.5%. The 0.7 percentage point increase primarily reflects the tariff exclusion refunds and the impact of favorable currency hedges. These factors were partially offset by higher media advertising expense, unfavorable operating leverage, the margin impact of a less favorable channel mix, and the impact of unfavorable currency on net sales and operating margin.
Beauty adjusted operating margin was 11.9% compared to 12.8%. The 0.9-percentage-point decrease was primarily due to the impact of higher freight expense to meet strong demand in the appliance category, higher incentive compensation expense, the margin impact of a less favorable product and channel mix, and the impact of unfavorable currency on net sales and operating margin. These factors were partially offset by lower advertising.
Our effective tax rate was 10.3% compared to 8.3%. The year-over-year increase in the effective tax rate is primarily due to shifts in the mix of taxable income in our various tax jurisdictions and increases in certain statutory tax rates.
Income from continuing operations was $46.1 million or $1.83 per diluted share compared to $44 million or $1.66 per diluted share.
Non-GAAP adjusted income from continuing operations grew to $56.5 million or $2.24 per diluted share compared to $52.5 million or $1.98 per diluted share. This represents a 13.1% increase in adjusted diluted EPS. A strong result on top of 20% growth in the same period last year and 10.2% growth in the first quarter of fiscal 2020. We believe our second quarter results demonstrate the benefits of our diversified portfolio and our reinvestment formula, which targets a healthy balance between growth investments and margin expansion.
Now moving on to our financial position. Accounts receivable turnover increased to 68.4 days for the second quarter compared to 65.4 days in the same period last year. Turnover is an average trailing 12-month calculation and the increase primarily reflects the timing of revenue growth in cash collections period-over-period.
Our accounts receivable balance at the end of the second quarter was $310.4 million compared to $313.6 million at the same time last year. Trailing 12-month inventory turnover was 2.9 times compared to 3.3 times in the prior-year period. Inventory was $370.9 million compared to $284.8 million at the same time last year. This includes approximately $12 million of additional inventory value related to higher tariff rates as well as higher inventory levels due to lower direct import sales in the first half of fiscal 2020.
The remaining increase largely reflects additional inventory to support strong demand and distribution center volume as well as for risk management as we progress with supplier consolidation, complete and optimize integration activities, and implement systems and processes to increase capacity and throughput for future growth. Even as we plan for tariff-related forward-buying of inventory in the third quarter, we continue to expect to improve our inventory levels over the remainder of the year and believe we remain on track to meet our cash flow objectives for the full fiscal year.
Net cash provided by operating activities from continuing operations for the six months of fiscal 2020 increased $0.9 million compared to the same period last year. The increase was primarily driven by an increase in income from continuing operations, higher non-cash expense, the collection of a $10.8 million supplemental payment in the second quarter related to the divestiture of our former Nutritional Supplements segment and the comparative impact of a $15 million dispute settlement payment made in the same period last year. These factors were offset by an increase in cash used for inventory.
Total short- and long-term debt was $301.2 million compared to $301.1 million. Our leverage ratio was 1.2 times for both periods.
Turning now to our outlook, our strong business performance in the first half of the year gives us the opportunity to raise our full year sales and earnings outlook, while further increasing our growth investments consistent with our stated objective of maintaining a healthy balance of margin expansion and growth investment.
For fiscal 2020, we now expect consolidated net sales revenue to be in the range of $1.61 billion to $1.64 billion, which implies consolidated sales growth of 2.9% to 4.8%. This compares to our prior expectation of 1.7% to 3.6%.
Our net sales outlook reflects an increase in Housewares net sales growth to 13% to 15% compared to our prior expectation of 6% to 8%. We are lowering our outlook for Health & Home net sales to a decline in the low single-digits compared to our prior expectation of net sales growth of 2% to 3%. This reflects second quarter performance and a lower expected growth in the second half of the year due to net retail distribution changes and the unfavorable impact of foreign exchange rates year-over-year. We continue to model an average cough/cold/flu season, but are positioned to meet the demand of a strong season if one should occur. We are increasing our outlook for Beauty and now expect sales to grow in the low single-digits compared to our prior expectation of a decline in the low single-digits.
We now expect consolidated GAAP diluted EPS from continuing operations of $6.84 to $7.04, and non-GAAP adjusted diluted EPS from continuing operations in the range of $8.50 to $8.75, which excludes any asset impairment charges, restructuring charges, share-based compensation expense and intangible asset amortization expense.
Our net sales in diluted EPS outlook continues to assume the severity of the upcoming cough/cold/flu season will be in line with historical averages, and that September 2019 foreign currency exchange rates will remain constant for the remainder of the fiscal year.
Year-over-year comparison of adjusted diluted EPS from continuing operations is now expected to be impacted by an increase in growth investments of 13% to 18% in fiscal 2020. Our diluted EPS outlook is based on an estimated diluted shares outstanding of 25.3 million.
The increase in adjusted diluted EPS outlook for fiscal 2020 reflects the company's strong performance in the second quarter, partially offset by an expected increase in growth investments, higher expected incentive compensation expense, and higher expected freight and distribution costs. The higher freight and distribution costs are expected in order to support strong demand in our Housewares segment and Beauty appliances business, as well as integration activity and increases in capacity and throughput of our operations for future growth.
We expect a reported GAAP effective tax rate range of 9.6% to 10.7%, and an adjusted effective tax rate range of 9% to 10% for the full fiscal year 2020. The likelihood and potential impact of any fiscal 2020 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, further tariff increases or future share repurchases are unknown and cannot be reasonably estimated, therefore, they are not included in our sales and earnings outlook.
And now, I'd like to turn it back to the operator for questions.
QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question is from Bob Labick with CJS Securities. Please proceed.

<A - Julien Mininberg - Helen of Troy Ltd.>: Hey, Bob.

<Q - Bob Labick - CJS Securities, Inc.>: Good morning and congratulations on another great quarter.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks, Bob. Good morning to you. Thank you.

<Q - Bob Labick - CJS Securities, Inc.>: Yeah. So I want to start with the tariff exclusion refund just to get a little more information. Appreciate what you've told us so far, but can you just tell us is there more to follow? It sounds like maybe there's another quarter. Can you quantify it? And was it in revenue in Health & Home or how should we think about that hitting the P&L this quarter?

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. Bob, I appreciate the question. I think we believe it's best not to disclose the individual tariff impact, in isolation. I think, first of all, it's misleading because we have so many impacts now. The tariff is flowing through our P&L, the tariffs themselves. There's pricing changes we've made. There's demand impact potentially from pricing. There are sourcing changes, cost savings, R&D impacts, and now tariff exclusion refund all flowing into the P&L and all really on different timing and cadence. And we really just think to focus on one impact would not provide a complete picture.

We also, and we tried to say it in the prepared remarks, believe that the best use of the refunds is to invest them for the benefit of our brands and our retail partners. We expect the vast majority of the refund to be reinvested in fiscal 2020, which would make the remaining amount falling to profit insignificant. And what we are doing is we're - we've raised our sales and earnings outlook twice in a tariff environment, which is not easy, by the way, but we're committing to that outlook, which includes our best estimates of all the various tariff impacts.

So, we don't believe that we, at this point, should be disclosing the dollar amounts given all the moving parts. It would hit cost of goods sold. So basically, the impact hits cost of goods sold and gross profit margin. It doesn't hit sales; it hits cost of goods sold.

<Q - Bob Labick - CJS Securities, Inc.>: Got it, and very fair. I understand. Thanks for that additional color.

As it relates - obviously, another nice quarter off a tough comp with the, I think, core or sales of 5.7%. Can you give us a sense - and you don't have to quantify this down to the basis point for sure, but given all the moving parts with tariffs and everything else, how much of the growth is price versus volume? Or is that even a fair way to think about it? Because I think price has obviously changed a little bit in this new environment.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. I mean, there's definitely some price impact there. I think you should recognize that the majority of where we've taken price increases just because it's where the majority of the tariffs have come into play so far is in Health & Home. There are some in Housewares but less in Housewares and more in Health & Home.

So there is a price impact there. But the part that's very difficult to quantify and we haven't really seen that we can get our arms around is the demand impact. So you could say there's a price impact, but you know that there's probably also a demand impact. It's just very hard to quantify.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. We grew internationally. No tariff impact there. And then in categories that didn't have much tariff impact, we've also seen significant growth. So it's a combination of the two. There's just no question mathematically if a price goes up and you sell the same volume of products that there's revenue benefit.

<Q - Bob Labick - CJS Securities, Inc.>: Got it. Okay. Last one for me and - I mean it sounds like it's almost an all-of-the-above. But I just wanted to drill down a little bit in the Housewares. The growth is tremendous. And so, I guess my question is, what caused the revenue expectation increase and where is the - what's the primary change there? Has that been your greater success in international or US distribution wins? Just give us a sense because, obviously, it's performing extremely well. Just trying to break it down a little.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks, Bob. Big quarter in Housewares and another big quarter and over a big base. So, a lot to like there and definitely higher than we were thinking at the beginning of the year. So love the forward progress there.
There's a lot of factors that really made a big difference. The anniversary of the Hydro Flask planogram expansion at DICK'S. So that helps us. East growth in Hydro Flask made a big difference. You probably remember about year-and-a-half ago, we made a big deal about building the East being a core direction, a big player. It turned out to be DICK'S that leaned into the category in general in Hydro Flask, in particular, and we've benefited a lot from that. And we're growing - continuing to grow even as we anniversary some of the early pipeline.

DTC has really come on strong in Housewares. And between the two brands, even more so in Hydro Flask, so much so that you heard Brian's comments that we're amping up the throughput and capacity in our warehouse, which requires some bigger investments in the back half than we were originally planning.

We're very happy to make them. This is the way the world is. We're consumer-centric. This is what the consumer wants. And our warehouse is doing amazing things to satisfy all that demand. So this has made a big difference for us.

And, Brian, do you have some builts on this one?

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. I just told a little bit. Julien mentioned the DICK'S planogram expansion. I just want to point out that Q2 was the last quarter where the comparison is comparing against a period where that had not begun in the same period last year. So beginning in Q3, we'll anniversary the planogram expansion that Hydro Flask had at DICK'S, and that will make the comparison much tougher in the second half of the year than it was in the first half of the year. And that includes initial pipeline fill-in that happened in Q3 of last year as well as the ongoing distribution comparison year-over-year.

So appreciate the comments and the question on the strong growth. Some people might ask why isn't the growth going to continue to be as high in the second half of year, and that's one of the primary reasons.

<Q - Bob Labick - CJS Securities, Inc.>: Got it. Okay. Super. Thanks so much.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks, Bob.

Operator: Our next question is from Olivia Tong with Bank of America Merrill Lynch. Please proceed.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Great. Thanks. Good morning. First is just a follow-up on the tariff refund. First, kind of, what drove that refund? Was it just an overpayment? And the rates are now settled. So, going forward, you won't see as much of an episodic change or is there going to be continued volatility in terms of the tariff refunds?

<A - Brian Grass - Helen of Troy Ltd.>: We don't expect that much continued volatility. And what happened is all importers have the ability to apply for exclusions and refunds, depending on their situation or the case that they were able to make to the USTR.

We happen to file exclusions with the help of our third-party advisors, and we're successful in getting some exclusions in various categories. So it's really based on how active you are in filing your exclusions and stating the case for your exclusions, and then what the USTR is willing to grant for various reasons.

Now, I just want to make sure it's clear, they grant these for a year - a period of time from the date of the exclusion. There's no guarantee that they will be granted again. In fact, you got to believe that it's in their interest not to continue to grant the exclusions because I think the motivation is to get manufacturers to move their sourcing to the US. And so, to continue to grant exclusions wouldn't incentivize the behavior that they're looking for.

So we don't expect huge meaningful amounts of activity on a go-forward basis. There could be some and we're going to try to get some where we can, but it's not the main lever that we're pursuing in terms of how to mitigate all the duty impact.

Just to make clear, the amount we received is a recapture of duties that we had paid over, like, the last three quarters. So starting in the second half of last year and in the first quarter of this year, we paid duties because the exclusion had not been granted. And then once the exclusion was granted, we got a refund of all those past duties paid.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Got it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. As Brian mentioned before, we're largely reinvesting. So the impact on the bottom line is actually very small.

<A - Brian Grass - Helen of Troy Ltd.>: Well, for the quarter, it's big because obviously...

<A - Julien Mininberg - Helen of Troy Ltd.>: [ph] It's a lot (00:36:33).

<A - Brian Grass - Helen of Troy Ltd.>: Well, yeah. We don't have the ability to reinvest so quickly, but our plan is to reinvest the majority of it by the end of the fiscal year.

<A - Julien Mininberg - Helen of Troy Ltd.>: And you can see that in our outlook, in fact. And the outlook, well, just mathematically, this was above The Wall Street expectations. More of it show up in the outlook. And this and foreign exchange and some other things that Brian mentioned are things that we're spending back into the business with that algorithm of running our flywheel, invest in the growth, expand margin, and if we can, get a better result. We will deliver it. So it just moves away to keep the machine working as opposed to just cashing in some short-term win.

<Q - Olivia Tong - Bank of America Merrill Lynch>: That's super helpful. Just to follow-up there, and relative to the 13% to 18% increase in growth investments that you're planning for the full year, what was that number for the first half.

<A - Brian Grass - Helen of Troy Ltd.>: Sorry. Oh, good. The growth in investments, I would say it's in the range. It might be closer to the bottom of the range, whereas we expect to be at the higher end of the range in the back half of the year.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. We'll look it up for you, Olivia. It's a couple of points lower, and we've actually done it twice now. We raised in the last call when we reported Q1 and we said that this algorithm of investing back. We would put some growth investments. We're doing it again here. So that number is ratcheting up a point or so each time.

<A - Brian Grass - Helen of Troy Ltd.>: Well, we've talked about this in the past. I'd love to be able to tell you there is a steady cadence to our growth investment spend, but there's just not a way to do that because it's so dependent on each of the individual businesses, what their opportunities are, what categories.

<A - Julien Mininberg - Helen of Troy Ltd.>: Which season they're in.

<A - Brian Grass - Helen of Troy Ltd.>: We got promotions and seasons and all that sort of stuff. So there's no - I know you may feel like it's hard to get your arms around what spending falls into what quarters and can you predict a regular cadence. I wish I could tell you that you could, but's it's too difficult.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. A suggestion there, it might help to look just on a full year basis and think that - as we said in the Investor Day, this is a company that's set written targets of climbing the staircase of supporting our business to the tune of about 10% every year. And as long as we can continue to find good opportunities with good ROIs, we will stick to that target. If we don't see good ROIs, obviously, we would change our thinking.

We are seeing good opportunities and, as Brian said, whether it's seasons, new product introductions, competitive activity promotions, a lot of moving parts. And we're nimble and we would rather stay spry than to get into a dogmatic thing of 2.5% increase every quarter.

<A - Brian Grass - Helen of Troy Ltd.>: And we double check that number while we were talking, and we are at the bottom of the range for the growth investment increase and we expect to be in the higher end of the range in the second half of the year.

<Q - Olivia Tong - Bank of America Merrill Lynch>: All right. That's super helpful. In terms of turning over to the different product segments, we talked a little bit about Housewares and Beauty already. But on Health & Home, you talked about the weakness this quarter and the call down for the full year. I know you had a relatively uneventful season. You called out a couple different things as well as a tough comp related to the wildfires last year. But can you talk about the lost distribution that you mentioned, the competitive environment and why things should start to return to growth in the second half? What you're seeing that gives you the confidence that you'll get back to growth in Q3? Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's a great question. There's a couple of things there that are pretty important. You might remember we had some nice wins on the distribution side in the year-ago base. And if you look at the seasons or the categories that Health & Home plays in, whether it's humidifiers, thermometers, bug zappers, water filters, air filters and so many different parts of the Health & Home world, there's constant category line reviews going on and there's wins and even some losses each time. And sometimes, you get a series of protection. It happened last year. This year was more of a sort of normal win/loss total and it's just common.

<A - Brian Grass - Helen of Troy Ltd.>: Well, Julien, sorry, I wouldn't call it normal. I would say the segment has been leaning in the net distribution game over the last three or four years, and that is not sustainable forever. You can't win every single year, and I would say this is the year where maybe the net distribution exchange was down a little bit.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. But it's important to understand that the - this happens all the time. And while we've been on a winning streak and actually continue to largely win over a multi-year period, the 3.4% four-year CAGR that I mentioned in my mind takes like 12 quarters of results or in that case actually 16 quarters of results and nets out all the wins and losses. And if you sort of say, well, what should I count on? At least based on that history, the answer is 3.4%.

And if you look at this year, we said that we'll return to growth in the third and fourth quarters, so the back half of the year. And there's two things going on there. One is we had a weaker compare in the year-ago season and the other is there is strength in the business, a significant strength. There's new products. There's international expansion.

We like very much how things are going in Asia now. And you might remember in Q4 of last year, we had called down a short-term thermometer inventory overage in Asia during the fourth quarter of last year. That played through perfectly, and I think we mentioned it in the last quarterly call. And now, we're in a good run rate and seeing growth. So there's an example of how these things go up and down.
So all of these things will help and this should bring Health & Home back to growth for the back half. Unfortunately, for the year, we did call down the guidance and you did see that change, but remember that CAGR so that you can understand that over a multi-year period.

And as I mentioned in my prepared remarks, versus the year before - said another way, fiscal 2018 - we had significant growth even in this second quarter in Health & Home versus that base. So, there's a little bit of sort of chatter between quarters. It's better to look on a multi-year basis and see the net wins.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Thanks, guys. Appreciate it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Surely.

Operator: Our next question is from Frank Camama (sic) [Camma] with Sidoti. Please proceed.

<Q - Frank Camma - Sidoti & Co. LLC>: Good morning, guys. How are you doing?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Good morning.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. Good, Frank. Let's hear from you.

<Q - Frank Camma - Sidoti & Co. LLC>: Good, good. Hey, could you - just a little bit of clarification on the demand side. I mean, look, it sounds like your tariffs and your - maybe it's not the right way to look at it, but it sounds like the tariffs are largely on the Health & Home and maybe that's where the exclusions were as well. So, in theory, do you think that sort of your least - from a consumer standpoint area, that has elasticity for pricing, I would think? I mean given that - it's not really a discretionary, a lot of those items are not discretionary. I'm just kind of thinking this from a macro standpoint.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I concur, Frank. People do have options in those categories. I would not say that they are great substitutes. We're the overwhelming market leader in things like pharmacy humidifiers...

<Q - Frank Camma - Sidoti & Co. LLC>: Right.

<A - Julien Mininberg - Helen of Troy Ltd.>: ...and ear thermometers, air purifiers to give three examples.

So, if you have a family or a child suffering from things like allergy, asthma, fever, cough, congestion, cold, for most consumers, given that market share, they've spoken and their answer is they want the best, they want the leader, they want the reliable product, they want the features.
In our case, we've had a lot of innovation. So they also want the differentiation that we've put into the market to make our products exceptional and delight those consumers, that they want that and they're willing to pay for it and they should. These are excellent products.
And surprisingly, that's going to be...

<Q - Frank Camma - Sidoti & Co. LLC>: And probably this is not really going to be their driver as to why they buy it, right? I mean you don't go out and say, oh, I want to buy this thermometer because it's cheap today. It's on sale. So I guess you started making a point...

<A - Julien Mininberg - Helen of Troy Ltd.>: Well, I can't say that. I mean, people are price-sensitive and there are alternatives. There's even private label in the retailers who largely stay close to some of the best innovations in the category.

So there are alternatives, but those drivers that I listed would certainly drive people to our products and we are seeing that. And you can see it in the shares as well. Our shares generally look good. And these things also go and down a little bit. Over time, they tend go up for all the reasons I just mentioned.

<Q - Frank Camma - Sidoti & Co. LLC>: I guess where I'm going with this is, is I would have thought you are so - I mean, we talk about sort of demand impact. Are you not seeing any demand impact on your more discretionary lines like a $30 tumbler, for example, where these people would be more price-conscious? If you're going to see some early signs, it sounds like no is the answer, I mean, given...

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, generally no. And I'm largely agreeing with you just for clarity. And then - especially in the non-discretionary areas where the products have that kind of reputation, features, skillset, a premium, et cetera, that these things are holding and we like what we see on the demand.

There are ups and downs and there are substitutes. So it's not this idea that we just can charge any price. That's not true...

<Q - Frank Camma - Sidoti & Co. LLC>: Yeah.

<A - Julien Mininberg - Helen of Troy Ltd.>: ...in a competitive environment. And we're extremely careful. We're attacking our costs, et cetera.

And then in the case of, like you mentioned, the $30 tumbler idea, remember List 1 through 3, we didn't see tariffs in that area.

<Q - Frank Camma - Sidoti & Co. LLC>: Right.

<A - Julien Mininberg - Helen of Troy Ltd.>: So there wasn't a pricing action. So it wouldn't be a good test of demand elasticity. What we have seen is big demand surges at those prices in all the areas that were mentioned earlier, and we're very pleased to be able to satisfy those and grow that market share, grow that business, grow our profits.

<Q - Frank Camma - Sidoti & Co. LLC>: Okay. And you talked on Housewares about the distribution. Specifically you talked about DICK'S, but can you talk at all about how much new products added to - or product lines, I guess, added to sales roughly in like...

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I'll give you - I know you probably want a quantitative answer, but I'm going to give you a qualitative one because I think it's the right way to go on this, which is every year, we innovate across our main platforms and you can actually see it in all of the categories, including the ones you're mentioning.

So, for example, in the Housewares specifically on OXO, a large number of new products hit in Q2. There's more new products to come in Q3 and Q4. POP 2.0 containers being a big example of this, turns out actually they ended up climbing a little bit later in the year. So that's good for what's yet to come. So that's good news for the market, I hope.

And in terms of the innovation pipeline, it's significant. So the new products are helping. And it's not just POP; it's just that was an example and there's lots of other new products on the OXO side.

On the Hydro Flask side, tons of new stuff, including plenty Beyond-the-Bottle. So last call we called out
Hydro Flask's HydraPaks (sic) [Hydration Packs] as an example, even with specially tailored designs for the body shape of women.

We also, this quarter, were able to launch - or this year we're able to launch the Lunch Box type of products, new versions of our totes, new colors of our soft packs, and then lots of new varieties of bottles and caps and shapes, colors, sizes, special variance. So the new product machine is alive and well.

And then in Beauty, we specifically called it out in our prepared remarks. The consumer-centric innovations on appliances are getting tons of traction. It's even hard to keep up with the demand in some cases, which is putting some pressure on the supply chain. As a result, we had to invest in some logistics this year and we're even investing in the back half to build out our capability in throughput.

<Q - Frank Camma - Sidoti & Co. LLC>: Okay. Fine. And just last here real - just quick. Was the UK intangible tax in the quarter in the SG&A?

<A - Brian Grass - Helen of Troy Ltd.>: Yes. It was. It's - I mean we called that out last quarter because it was a big change...

<Q - Frank Camma - Sidoti & Co. LLC>: Right.

<A - Brian Grass - Helen of Troy Ltd.>: ...compared to our forecast. Now, we've got it embedded into our forecast, so we didn't give it as much attention. But yes, it is there in the SG&A.

<Q - Frank Camma - Sidoti & Co. LLC>: Okay. And maybe if you could just quickly on capital allocation. So you did pay down, I guess, some debt for the six months. Is this where we should expect your excess cash flow to go, barring obviously an acquisition or, I mean, you obviously haven't bought back much stock recently given, I assume, where the valuation is? If you can make a comment on that.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, I think so. I mean, I think if we didn't feel like the share - without an acquisition, and then the idea that we didn't see an opportunity with respect to share repurchases, yes, we would pay down debt, and we will have strong cash flow in the second half of this fiscal year. We're working hard on the M&A front, and we'll see what shakes out of that.

<Q - Frank Camma - Sidoti & Co. LLC>: Okay. Thanks, guys.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks a lot, Frank.

Operator: Our next question is from Lisa Bolton Weiser (sic) [Linda Bolton Weiser] with D.A. Davidson. Please proceed.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Yes. Yes. Hi. I'm not Lisa. But so I know the IRI data doesn't at all tell the whole story about your POS performance, but it did look like - I mean your growth was very, very strong in certain areas. But then it did look like it slowed a little bit in the month of September, specifically in the hair appliances, and I think maybe thermometers. But can you talk about did things just generally slow down a little bit kind of in the post back-to-school season, or can you just comment on cadence of how things are going?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Sure. And I saw your note on the topic, and great that you're seeing that data. So it's great. We actually see a fair amount of Nielsen data, we're not seeing that. These things go up and down and as you yourself called out in the note that the coverage of our world is less than 50%, probably more like 30%, 40%, it depends on what part you're talking about. And in these specific categories like hair appliances, as we mentioned in our prepared remarks, we're seeing growth in brick-and-mortar, so that will help. And brick-and-mortar generally in the hair appliances is not a growth category. So whoever is growing in that category is taking share from others, and that has been the case, especially behind the strength of volumizer. And in the case of online we've seen explosive growth in a very positive way and very large share gains that wouldn't be measured in Nielsen. I don't think they captured in IRI either. And in terms of September specifically in my view it's hard to talk in a Q2 call about a Q3 month, but obviously most generic comment I can which is we're not seeing a slowdown.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Okay, great. And then can you just comment on - we've heard from some companies that they feel that the whole tariff situation and the uncertainties related to tariffs have just generally slowed down some of the decision making in the M&A world. Could you comment on that? Does it make it harder for you to make decisions, or does it make you more conservative in terms of how you're looking at certain M&A targets? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Look, yeah, it's a great question. I think I'd say two things about it. One is that I think the tariff refund question earlier, this question, they're great examples of the short-term ups and downs when tariffs that in many ways are largely a distraction. They're not long-term strategic drivers. They're not long-term strategic vectors like expecting the world to go in some new direction where tariffs ever climb.

That said, they're also unpredictable, so they do create uncertainty, to your point about M&A. It's not stopping us from pursuing M&A opportunities. Brian mentioned we're working hard in that area. And in the case of specific decisions that we would make in M&A, it just ends up getting factored into the valuation because we can see what the products are.

We know whether they're on the list or not, we know what the tariff rates are planned to be based on the announcements of List 4, as an example. And unless things change, it simply affects what it's worth. So we know that profitability is reduced by the tariffs. Like Frank is suggesting, we can make some assumption about demand elasticity if we think there would be an impact and therefore maybe growth rate and then decide what we think an asset could be worth, what its growth rate might be.

So we see it more like that rather than a general paralysis about deploying capital. That's why I think it's right. What would not be right is to ignore it and just pretend like blue skies ahead and assume that there is a normal environment on the other side of it, and then pay accordingly or act as if tariffs don't matter, because in the short-term they do.

<A - Brian Grass - Helen of Troy Ltd.>: Linda, it's Brian. I would just maybe change slightly. Julien mentioned it would alter the profit perception of an acquisition target. That may not necessarily be true. I think in some cases we would evaluate whether we could use the same playbook that we've been using which is, is there ability to raise prices to offset the gross profit. Of course, when we're negotiating, we would negotiate that the profit was lost, but we would also be evaluating whether we could raise prices once the asset was in our hands to offset the tariff impact.

So I would say we're exploring all scenarios and options as we're looking at acquisition targets. And I would say, no, it hasn't stopped us from considering targets. I think we're open to taking on the risk and either feeling that we can offset the risk through pricing, or maybe going back with the reduced valuations because we feel like we can't offset the tariff impact.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Okay. Thank you very much.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, great. Thanks, Linda.

Operator: Our next question is from Steven Marotta with C.L.King & Associates. Please proceed.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: ...please speak to international growth specifically in the second quarter on a consolidated basis. Can you remind us what the current penetration is for international, where the largest opportunities are. I know in the Investor Day regarding Phase II you talked a lot about international being a source of focus and that the coming year, if anything, would be a little bit more planting seeds than sowing, if you will. But it seems like you're getting some early indications of demand pull-through. If you could just speak in a little bit more specifics about international growth currently and where you are from infrastructure standpoint, that'd be helpful?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Great question. It's very strategic for us as we chose it on the subject of international, and we did see some growth this quarter. The company is roughly 20% penetrated internationally. So it will give you base to work from, and Europe and Asia are the biggest parts. So I hope it gives you a sense of where we are deployed.

If you look at those organizations, you'll see a significant infrastructure in Europe and a moderate infrastructure in Asia. And we have some additional go-to-market capability outside of those regional market organizations, or RMOs as we call them, where we go to market, for example, in Housewares in places like Japan and even some of the online activity.

We did see growth slightly higher than the average growth rate for the company on a consolidated basis. So international is punching a little bit above its weight. And in certain parts, especially in Asia, it punches above its weight from a profitability standpoint. So as we then make choices about what we'll do under Nicolas Lanus, who I mentioned earlier, we're very pleased to act on our own strategic choice around international, bringing that president we said at Investor Day, we would do so.

We were working on it and we're very pleased now to act and Nicolas' focus primarily is Europe and Asia, especially in the beginning. And in terms of infrastructure, it's a bit early for what we might change. In fact, there will be a strategic review in the company in December on our normal annual cycle as we look out over the next three years, and we'll hear of changes we might make in that area to amp up that growth.

And you heard us say in Investor Day that on a long-term basis we saw about $100 million organic opportunity there which would just mathematically on that 20% base be a higher growth rate than the whole company over the course of Phase II. So if you take the 2.5% to 3.5% organic growth that we targeted in Phase II on a total company basis, you take 20% of the company and grow it by about $100 million, hopefully a little more over the course of Phase II, you'll see that we're expecting more from international and these are the places where it will come from.

And on specific investments, there's lots of stuff going on. I talked about the Health & Home in Asia. The Beauty business, especially those volumizers, are just doing well internationally. And so, they're helping to grow that slightly higher than average in this quarter that I just spoke of. And in terms of international choice-making, I can tell you with great confidence that it's an enormous source of focus for all four of our presidents, the three sector presidents or divisional presidents, and [ph] Nicolas (00:58:41). And in the December strategy reviews, we'll get a good look at what their fiscal 2021, 2022 and 2023 choices are, then we'll know about infrastructure and investment decisions.

<A - Brian Grass - Helen of Troy Ltd.>: And, Steve, just a little adjustment there. It's slightly higher without the impact of currency. If you put currency in there, it's not, but we sometimes look at it both ways.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Sure. I understand. That's very helpful. And my second question is, as I understand it, the Australian flu season was particularly acute this year. Do you find that that's often a leading indicator for North America, is that what your internal research shows?

<A - Julien Mininberg - Helen of Troy Ltd.>: It's quite mixed. So the short answer is, not really. And the reason I say that and there's no tongue in cheek involved it's very early in the season, so everyone's looking for tea leaves to understand what kind of season it's going to be. There's a great logical debate of whether what Australia because of its location compared to North America experiences, is their version of the season that the Western Hemisphere just had or their prediction of the season that the Western Hemisphere is soon to have - with the Northern Hemisphere, maybe is the better way to say Northern and Southern.

So there's the chicken and egg of - and around the world who was first, the Southern Hemisphere or the Northern Hemisphere. I don't know. A question for the ages and not for us to know. I can say that strains of virus matter more than the chicken-and-egg thing. And that's why it's not really a answer because the strains that mutate over the course of a year, whether they started in the south and moved to the north or started in the north and moved to the south, the strains do mutate. So whether you get H1N2, H2N3, et cetera, these things change from period of time to period of time regardless of hemisphere.

And then you get into the effectiveness of the flu shots and then the reality that the rhinovirus which is the one that causes things like colds as opposed to the influenza virus which is the ones that cause things like flu, it gets a little murky. Then you throw the flu shot itself meaning which strains are in there and at some point you throw up your hands and you realize that God is great and he will decide what the flu season is going to be like.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Julien, that's very helpful. I don't anticipate that you would answer the chicken-and-egg on an open line but I will certainly press you on to that.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Yeah, I don't know, and I wasn't trying to be cute in the comment, I'm simply saying it, it's not really a leading indicator. It's also not clear if it's a trailing indicator, it's just another hemisphere on the planet, and they have flu too, I could say that for sure. There was an article by CNN yesterday, it will help just to take it out of the context of any one person's opinion. And I think it was in the CDC, might have been in the WHO, but neither case, or in, both cases, a world authority on the topic of virus. And they themselves I think gave an explanation. And at the end of their own quote said, "so as you can see, it's clear as mud", that's in their own quote. And I'm not maligning the person, I'm acknowledging that it's just true that I don't think science and that's why I sort of invoke the higher authority has gotten to the bottom of how all of this works, because I don't think science has licked this one yet. And while we don't prey on sickness or want people to be sick, we're very proud to make things that make them better, and when they're sick we're very pleased to be their first choice and go-to products.

Operator: We have reached the end of our question-and-answer session. I would like to turn the call back over to Mr. Mininberg for closing remarks.
Julien Mininberg, Chief Executive Officer, Helen of Troy Ltd.

Yeah, well. Thank you. And thank you again to everyone for joining us. We're very proud to see Phase II continuing to start off very strong. We look forward to speaking to many of you in the coming weeks and updating you on our progress, and we'll report our next results for the third quarter in early January.

Operator: Thank you. This concludes today's conference. You may disconnect your lines at this time. And thank you for your participation.